Exhibit 99.1

Vaughan Foods, Inc. Reports First Quarter 2009 Operating Results

MOORE, Okla., May 7, 2009 (GLOBE NEWSWIRE) -- Vaughan Foods, Inc. (NasdaqCM:FOOD) a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for its first quarter ended March 31, 2009.

Sales totaled $22.3 million in the first quarter of 2009, an increase of 7 percent, or $1.5 million over the comparable quarter of 2008. Revenue growth was primarily attributable to price adjustments implemented in the fourth quarter of 2008 and the first quarter of 2009 to mitigate the effects of increased raw material and transportation costs. Vaughan has also experienced higher revenues per pound of product sold resulting from a shift in its product mix from existing customers and due to the rationalization of certain former low margin customers.

Vaughan recorded a net loss of $266,000 or $0.06 per share in the first quarter of 2009 compared to a net loss of $418,000 or $0.09 per share in the comparable quarter of 2008.

Although Vaughan was unable to achieve positive earnings for the quarter, the improvement in bottom line performance is significant, particularly when compared to the second half of 2008, a period of substantial and persistent increases in raw material and transportation costs. Pricing adjustments typically lag cost increases, and the full effects of the Company’s adjustments have only now begun to be more in line with the 2008 increases in costs.

Gross profit amounted to $2.0 million or 8.7 percent of revenues in the first quarter of 2009, compared to $2.0 million or 9.8 percent of revenues in the first quarter of 2008. Stabilization of fuel and commodity food prices and price adjustments have improved gross margins, and are approaching the historical levels reported in the 2008 first quarter. The company expects to benefit from more adequate pricing for the remainder of 2009 and to see the return of our historical margins during the year.

Selling, general and administrative expenses decreased to $2.1 million in the first quarter of 2009 compared to $2.4 million in same period of 2008. Our general corporate expenses and our sales and administrative salaries and commissions were reduced as a result of several internal initiatives including, aggressive cost and cash management, and a moratorium on hiring of non-core production personnel; compensation adjustments; and non-essential capital expenditures. We also consolidated several internal functions, such as our sales and finance functions, resulting in headcount reductions and increased efficiencies of administration.

Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “We are finally beginning to see the effects of pricing adjustments that we made in the fourth quarter of 2008 and are encouraged by the positive trend in profitability witnessed in our first quarter. Our margins are much improved from the second half of last year, when unprecedented increases in commodity and transportation costs in 2008 became particularly challenging to manage, and severely impaired our earnings ability. However, we are confident that we have overcome those higher costs with price adjustments while sustaining our reputation for providing a safe, quality and affordable product to our customers.

“Now that we are seeing a moderation of fuel and commodity costs, we must focus on executing our business plan as we enter our busy season. Our new Enterprise Resource Planning system will prove to be a key component of that focus, as we respond to and fulfill high-volume customer orders quickly and efficiently. Although we are very cautious about making predictions, the results of our first quarter are a good indication that we are on track for an improving performance and stronger results in 2009,” concluded Mr. Grimes.

Investor Conference Call

Vaughan management will host an investor conference call on Friday, May 8, 2009 at 10:00 a.m. ET to discuss these results.

Interested parties should call 888-240-1362 (domestic) or 913-312-1497 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through June 6, 2009, and can be accessed by dialing 719-457-0820. The pass code is 434285.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Form 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
 (dollars in thousands)

	March 31,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$-	$-
Cash receipts subject to account control agreement	837	-
Accounts receivable, net of allowance for credit losses of
$140,870 at March 31, 2009 and $140,870 at December 31, 2008	6,383	5,323
Inventories	3,541	3,376
Prepaid expenses and other assets	126	77
Deferred tax assets	296	310
Total current assets	11,183	9,086

Restricted assets:
Investments	1,160	562
Total restricted assets	1,160	562

Property and equipment, net	16,836	17,059

Other assets:
Loan origination fees, net of amortization	587	368
Intangible assets	100	108
Deferred tax assets, noncurrent	2,478	2,301
Total assets	$32,344	$29,484

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,335	$7,961
Disbursements in transit	1,001	1,236
Line of credit	2,778	1,000
Note payable to former owners of Allison’s Gourmet Kitchens, LP	802	802
Accrued liabilities	2,161	1,851
Current portion of long-term debt	1,099	1,094
Current portion of capital lease obligation	207	204
Total current liabilities	17,383	14,148

Long term liabilities:
Long-term debt, net of current portion	7,804	7,950
Capital lease obligation, net of current portion	41	95
Deferred gain on sale of assets	71	79
Total long-term liabilities	7,916	8,124

Total stockholders' equity	7,045	7,212

Total liabilities and stockholders' equity	$32,344	$29,484

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Net sales	$22,319	$20,816
Cost of sales	20,368	18,771
Gross profit	1,951	2,045

Selling, general and administrative	2,150	2,420
Operating income	(199)	(375)

Interest expense	(226)	(179)
Other income, net	(4)	21
Income (loss) before income taxes	(429)	(533)
Income tax expense (benefit)	(163)	(115)
Net income (loss)	$(266)	$(418)
Weighted average shares outstanding
(basic and diluted)	4,623,077	4,623,077
Net income (loss) per share
(basic and diluted)	$(0.06)	$(0.09)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net (loss)	$(266)	$(418)
Adjustments to reconcile net (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	455	414
Provision for credit losses	-	(81)
(Gain) loss on sale of asset	4	-
Stock option expense	27	-
Deferred income taxes	(163)	(115)
Changes in operating assets and liabilities:
Accounts receivable	(1,060)	(83)
Inventories	(164)	(64)
Disbursements in transit	(235)	-
Prepaid expenses and other assets	(49)	(25)
Accounts payable	1,373	1,221
Accrued liabilities	310	220
Net cash provided by operating activities	232	1,069
Cash flows from investing activities:
Purchases of property and equipment	(208)	(1,163)
Investments in Restricted assets	(598)	(198)
Proceeds from sale of assets	-	693
Deconsolidation of variable interest entity	-	(80)
Net cash (used by) investing activities	(806)	(748)
Cash flows from financing activities:
Payments of loan origination fees	(176)	(5)
Proceeds from line of credit	2,778	-
Repayments on line of credit	(1,000)	-
Cash receipts subject to account control agreement	(837)	-
Repayment of long-term debt and capital leases	(191)	(229)
Repayments of short-term borrowings	-	(1,000)
Net cash (used by) financing activities	574	(1,234)

Net increase (decrease) in cash and cash equivalents	-	(913)
Cash and cash equivalents at beginning of period	-	2,698
Cash and cash equivalents at end of period	$-	$1,785

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